Exhibit 5.2

Yilin Xu
+86 10 8540 0695
yilin.xu@cooley.com

August 25, 2025

AirNet Technology Inc.
Suite 301
No. 26 Dongzhimenwai Street
Chaoyang District, Beijing 100027
The People’s Republic of China

Ladies and Gentlemen:

We have acted as special counsel to AirNet Technology Inc., a corporation organized under the laws of the Cayman Islands (the “Company”), in connection with the sale by the Company of 80,826,225 ordinary shares, $0.04 par value per share, of the Company (the “Shares”) and warrants (the “Warrants”) to purchase up to 80,826,225 ordinary shares (the “Warrant Shares”), pursuant to the Registration Statement on Form F-3, as amended (File No. 333-279318) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act’), the prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement relating to the Shares, the Warrants and the Warrant Shares filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the form of Warrant to be filed as an exhibit to a Report of the Company on Form 6-K, and (c) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons, including the Company. We have not independently verified such matters. As to certain factual matters, we have relied upon a certificate of an officer of the Company.

Our opinion is expressed solely with respect to the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. We note that the Company is organized under the laws of Cayman Islands. We have assumed all matters determinable under the laws of Cayman Islands, including without limitation the valid existence and good standing of the Company, the corporate power of the Company to authorize, execute and deliver the Warrants and perform its obligations thereunder, the due authorization of the Warrants by the Company and the due authorization of the ordinary shares of the Company underlying the Warrants.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

China World Office Tower A

Suite 5201

No. 1 Jianguomenwai Avenue, Beijing, China 100004

T: +86 10 8540 0600 F: +86 10 8540 0700 www.cooley.com

AirNet Technology Inc. August 25, 2025 Page Two

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrants, when duly executed and delivered against payment therefor as provided in the Registration Statement and the Prospectus, will constitute binding obligations of the Company.

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Report on Form 6-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Cooley LLP

By:	/s/ Yilin Xu
Yilin Xu

China World Office Tower A

Suite 5201

No. 1 Jianguomenwai Avenue, Beijing, China 100004

T: +86 10 8540 0600 F: +86 10 8540 0700 www.cooley.com